Exhibit 2.l

1301 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
United States
Facsimile:
+1 202 389 5000	+1 202 389 5200

www.kirkland.com

February 28, 2024

Gladstone Investment Corporation

1521 Westbranch Drive, Suite 100

McLean, Virginia 22102

Re:	Gladstone Investment Corporation — Registration Statement on Form N-2

We are issuing this opinion in our capacity as special legal counsel to Gladstone Investment Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form N-2 (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on February 28, 2024 under the Securities Act of 1933, as amended (the “Securities Act”), relating to securities that may be issued and sold by the Company. The Registration Statement relates to the sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act, of up to $450 million of any combination of the Company’s: (i) debt securities (“Debt Securities”), in one or more series to be issued under the Indenture, dated as of May 22, 2020 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), between the Company and UMB Bank, National Association, as trustee, (ii) shares of common stock (the “Common Stock”), par value $0.001 per share, (iii) shares of preferred stock (the “Preferred Stock”), par value $0.001 per share, (iv) warrants (the “Warrants”) to purchase Debt Securities, Common Stock or Preferred Stock and (v) subscription rights (the “Rights”) to purchase Common Stock or Preferred Stock, in each case as contemplated by the Registration Statement (the Debt Securities collectively with the Common Stock, Preferred Stock, Warrants and Rights, the “Securities”).

In connection with the registration of the Securities, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion, including (i) the organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance and sale of the Securities, and (iii) the Registration Statement and exhibits thereto.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

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Gladstone Investment Corporation

February 28, 2024

We have also assumed that:

(i) the Registration Statement and any amendment thereto (including post-effective amendments) will have become effective under the Securities Act and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement;

(ii) a prospectus supplement (“Prospectus Supplement”) will have been prepared and filed with the Commission describing the Securities offered thereby and will comply with all applicable laws;

(iii) all Securities will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement;

(iv) the Board of Directors of the Company (or, to the extent permitted by applicable law and the governing documents of the Company, a duly constituted and acting committee thereof) (the “Board”) and the stockholders of the Company will have taken all necessary corporate action to authorize the issuance of the Securities and any other Securities issuable on the conversion, exchange, redemption or exercise thereof, and to authorize the terms of the offering and the issuance and sale of such Securities and related matters;

(v) at the time of issuance of the Securities or Securities issuable upon conversion, exchange, redemption or exercise of any Securities being offered, the Company will validly exist and be duly qualified and in good standing under the laws of the State of Delaware and the Company will have the necessary organizational power and authority to issue such Securities, or Securities issuable upon conversion, exchange, redemption or exercise of any Securities, as applicable;

(vi) any securities issuable upon conversion, exchange, redemption or exercise of any Securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption or exercise;

(vii) a definitive purchase agreement, underwriting agreement, warrant agreement or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company, its subsidiaries, if applicable, and the other parties thereto (each, a “Purchase Agreement”);

Gladstone Investment Corporation

February 28, 2024

(viii) all Securities, and any certificates in respect thereof, will be delivered either (a) in accordance with the provisions of the applicable Purchase Agreement approved by the Board upon payment of consideration therefor provided for therein or (b) upon conversion, exchange, redemption or exercise of any other Security, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange, redemption or exercise as approved by the Board, for the consideration approved by the Board;

(ix) in the case of Debt Securities, (a) any Debt Securities will have been issued pursuant to the Indenture and the Board will have taken all necessary corporate action to designate and establish the terms of such series of Debt Securities in accordance with the terms of the Indenture, (b) such Debt Securities will be governed by New York law and the Indenture will not include any provision that is unenforceable, (c) the Indenture will have become qualified under the Trust Indenture Act of 1939, as amended, and (d) forms of Debt Securities complying with the terms of the Indenture issued and evidencing such Debt Securities will have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture;

(x) in the case of Warrants, (a) the Board will have taken all necessary corporate action to authorize the creation of and the terms of such Warrants and the issuance of the Securities to be issued pursuant thereto and to approve the warrant agreement relating thereto, (b) such warrant agreement will have been duly executed and delivered by the Company and the warrant agent thereunder appointed by the Company, (c) such Warrants and such warrant agreement will be governed by New York law, (d) neither such Warrants nor such warrant agreement will include any provision that is unenforceable, and (e) such Warrants or certificates representing such Warrants will have been duly executed, countersigned, registered and delivered in accordance with the provisions of such warrant agreement and the applicable Purchase Agreement to the purchasers thereof upon payment of the agreed-upon consideration therefor;

(xi) all Securities and any related contracts, agreements, indentures and instruments will be duly executed and delivered in substantially the form reviewed by us prior to issuance of such Securities;

(xii) the Securities offered, as well as the terms of each of the Purchase Agreements, or similar agreements with respect to any Securities offered, as they will be executed and delivered, do not result in a default under or breach of any agreement or instrument binding upon the Company;

(xiii) the Company will have obtained any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities necessary to issue and sell the Securities being offered and to execute and deliver each of the Purchase Agreements, or similar agreements, as applicable; and

(xiv) the Securities offered, as well as the terms of each of the Purchase Agreements, or similar agreements with respect to any Securities offered, as they will be executed and delivered, comply with all requirements and restrictions, if any, applicable to the Company, whether imposed by any court or governmental or regulatory body having jurisdiction over the Company.

Gladstone Investment Corporation

February 28, 2024

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1. The Common Stock will, when issued, be legally issued, fully paid, and nonassessable.

2. The Preferred Stock will, when issued, be legally issued, fully paid, and nonassessable.

3. The Rights will, when issued, be validly issued.

4. The Debt Securities and Warrants included among the Securities will, when issued, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws relating to or affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), or (iii) any implied covenants of good faith and fair dealing.

Our opinions expressed above are subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing) and applicable federal law, each as currently in effect.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the internal laws of the State of New York, the General Corporation Law of the State of Delaware and applicable federal law. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

Gladstone Investment Corporation

February 28, 2024

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion should the internal laws of the State of New York, the General Corporation Law of the State of Delaware and applicable federal law be changed by legislative action, judicial decision or otherwise after the date hereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP